EXHIBIT 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
JULY 18, 2003
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4505 • Fax: (402) 339-0265
E-Mail: stormy.dean@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Reports 6% Revenue Growth and 21%
Operating Income Growth in Second Quarter 2003

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA) The following table presents the financial results, key financial highlights of the company’s operations and selected balance sheet items for the second quarter of 2003.

(amounts in thousands, except per share amounts)	2nd Qtr 2002	2nd Qtr 2003	YTD 2002	YTD 2003

Net sales	74,042	78,831	150,765	154,911
EBITDA (see table on income statement)	19,701	22,256	43,053	43,734

Operating income	12,525	15,154	28,773	29,457
Depreciation and amortization of operating assets	3,824	3,707	7,592	7,558
Intangible asset amortization	3,325	3,326	6,661	6,650
Non-cash stock compensation	27	69	27	69

EBITDA (see table on income statement)	19,701	22,256	43,053	43,734

Net income	4,226	4,725	9,092	11,580
Total debt	207,476	169,003	207,476	169,003
Interest expense	4,744	3,596	9,158	7,257
Capital expenditures	1,561	1,670	3,497	3,596

Accounts receivable (DSO) — without Walter Karl (1)	57	46	57	47

(1)	Walter Karl is a list broker. Trade accounts receivable and trade accounts payable are reflected at gross on the balance sheet.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “We are excited about the strong revenue and operating income growth we experienced during the second quarter of 2003. We attribute our revenue growth to the recovering economy and to high demand for our sales leads. We have successfully launched our Sales Genie® product, which offers customers a dedicated computer that embeds our database and sales prospecting software. The data is continuously updated and available on demand, for an affordable monthly subscription price. We have also been successful at providing our large business customers with integrated database marketing and email management solutions that take advantage of our proprietary data assets and Yesmail/ClickAction® technology. ”

Gupta continued, “We are committed to growing our revenue internally. We believe that the market opportunity for our products and services exceeds $10 billion. Our entire management is focused on growing our revenue by increasing our market share.”

“In addition to growing our revenue, we continue to be committed to the goal of de-leveraging the company. Our strong operating income and cash flow enabled us to significantly reduce long-term debt to $169 million at the end of the second quarter, from $207 million the prior year. We have recently restructured our long-term credit facility and used a portion of the proceeds to purchase and redeem $31.2 million of our high yield bonds. We are also in the process of calling another $30.75 million of the bonds during this month. The bond redemption will reduce our future interest payments and provide the company with greater financial flexibility. In conclusion, we anticipate that internal revenue growth, combined with strict expense control and lower interest costs, will enable us to accelerate our future growth in earnings and in shareholder value.”

Highlights of Second Quarter:

Net Sales, Operating Income and EBITDA
Net sales for the second quarter 2003 were $78.8 million, up 6% from $74.0 million in the second quarter of 2002. Operating income grew 21%, to $15.2 million versus $12.5 million for the second quarter of the prior year. The increase in operating income resulted primarily from higher revenue from both the Large Business and Small Business divisions of the company. EBITDA for the second quarter grew to $22.3 million, or 28% of sales, from $19.7 million the prior year as a result of the growth in operating income.

Earnings per Share
Earnings per share for the second quarter of 2003 was $0.09 versus $0.08 for the comparable quarter of 2002. Special charges included in 2003 earnings per share totaled $3.8 million, and consisted of $2.3 million for the write-off of deferred financing charges for both the new long-term $145 million credit facility and for the redemption of $31.2 million of high yield bonds. The bonds were redeemed at a premium of $.0475 resulting in the remaining $1.5 million of special charges for the second quarter 2003. Excluding these special charges, which reduced earnings per share by $0.05 per share, earnings per share for the second quarter of 2003 was $0.14 per share, up 40% from $0.10 per share for the second quarter of 2002.

OPERATING HIGHLIGHTS

Large Customer Group — Donnelley Marketing, Walter Karl and Database Licenses

The Large Customer group reported second quarter 2003 revenue of $38.7 million, up 4% from $37.1 million for the comparable quarter of the prior year. The group has been able to grow its revenue by better training of its sales force in selling the company’s proprietary database products, which are of the highest quality in the industry. Based upon this superior quality, the company is able to command a higher price than its competitors.

Small Business Group

The Small Business Group reported second quarter 2003 revenue of $40.1 million, up 9% from $36.9 million the prior year. The group experienced double-digit revenue growth in its highly profitable Internet division, as well as in its other sales leads products.

As previously announced, the company has elected to provide public notice of intent by any key officers or insiders to sell infoUSA shares. Consistent with this policy, the company reports that a few of its officers have indicated that they plan to potentially sell up to a combined total of 200,000 shares over the next 90 days in order to reduce their broker debt associated with the initial purchase of these shares. The total share amount represents a small fraction of the infoUSA stock held by these individuals. Vin Gupta, Chairman and CEO, will not be selling any of his shares.

Conference Call

The company will host its second quarter conference call on Monday, July 21, at 2:00 PM Eastern time. To access the conference call, please dial 719/457-2666, passcode # 146057, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 5:00 PM Eastern time, July 21st, through midnight Eastern Time, July 28. The replay number is 719/457-0820, passcode # 146057. A live webcast of the conference call will be available at the company’s web site, http://www.infousa.com, by clicking on the Investor Relations button on the infoUSA Home page.

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTERS ENDED		FOR THE SIX MONTHS ENDED

	June 30,	June 30,	June 30,	June 30,
	2002	2003	2002	2003

Net sales	74,042	78,831	150,765	154,911
Costs and expenses:
Database and production costs	21,313	22,240	42,573	43,140
Selling, general and administrative	31,966	33,864	63,847	66,998
Depreciation and amortization of operating assets	3,824	3,707	7,592	7,558
Amortization of intangible assets	3,325	3,326	6,661	6,650
Non-cash stock compensation	27	69	27	69
Restructuring costs	645	430	812	985
Litigation settlement charge	307	—	307	—
Acquisition costs	110	41	173	54

	61,517	63,677	121,992	125,454

Operating income	12,525	15,154	28,773	29,457
Other income (expense):
Investment income	28	146	98	828
Other charges	(1,183)	(3,810)	(5,240)	(4,145)
Interest expense	(4,744)	(3,596)	(9,158)	(7,257)

Income before income taxes	6,626	7,894	14,473	18,883
Income taxes	2,400	3,169	5,381	7,303

Net income	4,226	4,725	9,092	11,580

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	0.08	0.09	0.18	0.23
Diluted earnings per share	0.08	0.09	0.18	0.23
Basic weighted average shares outstanding	50,923	51,221	50,908	51,183
Diluted weighted average shares outstanding	51,088	51,239	51,145	51,188

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTERS ENDED		FOR THE SIX MONTHS ENDED

	June 30,	June 30,	June 30,	June 30,
	2002	2003	2002	2003

Net Income	4,226	4,725	9,092	11,580
Other charges	1,183	3,810	5,240	4,145
Investment income	(28)	(146)	(98)	(828)
Interest expense	4,744	3,596	9,158	7,257
Income taxes	2,400	3,169	5,381	7,303
Depreciation and amortization of operating assets	3,824	3,707	7,592	7,558
Amortization of intangible assets	3,325	3,326	6,661	6,650
Non-cash stock compensation	27	69	27	69

EBITDA	19,701	22,256	43,053	43,734